MediJane

August 17, 2015

YP Holdings, LLC
6002 Costera Lane
Dallas, Texas 75248

Re: Exchange Offer

Gentlemen:

The undersigned, MediJane Holdings Inc., a Nevada corporation (the "*Company*"), hereby offers to exchange 6,666,667 shares of the Company's Common Stock held by YP Holdings, LLC, a Texas limited liability company ("*YP*"), for 1,000,000 shares of Series C Preferred Stock of the Company (the "*New Shares*").

The terms of the Series C Preferred Shares are as follows:

A. Designation and Number. A series of the preferred stock, designated the "Series C Preferred Stock," $.0001 par value, is hereby established. The number of shares of the Series C Preferred shall be two million (2,000,000). The rights, preferences, privileges, and restrictions granted to and imposed on the Series C Preferred Shares are as set forth below.

B. Redemption Rights. None

C. Relative Seniority. In respect to the right to receive dividends, the Series C Preferred Shares shall rank senior to the common stock of the Company and the Series B Preferred Shares. In respect to the right to participate in distributions or payments in the event of any liquidation, dissolution, or winding up of the Company, holders of the Series C Preferred Shares shall be entitled to receive a preferred return equal to the purchase price paid for such Series C Preferred Stock (which for YP shall be deemed to be $600,000). The remainder of the amount distributed will be allocated among the holders of common stock and any remaining series of preferred shares pro-rata according to their share ownership of either class. Such receipt by the holder shall subsequently redeem and retire the outstanding Series C Preferred Shares held prorated by the amount received.

D. Dividend Provisions. The holders of Series C Preferred Shares shall be entitled to receive a preferred return equal to 10% of the gross cash sales income received in the ordinary course of business.

E. Conversion. Each Series C Preferred Share is convertible into common shares at a rate of $1.00 per common share at any time at the discretion of the holder.

F. Preemptive Rights. The holders of Series C Preferred Shares will not be entitled to preemptive rights to purchase of stock in future stock offerings of the Company.

G. Piggyback Registration Rights. The holders of the Series C Preferred Shares shall have the right to register his or her unregistered stock when either the Company or another investor initiates a registration of the Company's securities.

H. Voting Rights. The holders of the Series C Preferred Shares shall not be entitled to any voting rights, unless such vote is to modify rights, preferences, privileges and restrictions granted to and imposed on the Series D Preferred Shares.

I. Right of Co-Sale (Tag Along). The Series C Preferred Shareholders have the right of co-sale. If a majority shareholder sells his or her stake, the Series C Preferred Shareholders have the right to join the transaction and sell his or her minority stake in the Company.

J. Forced Co-Sale (Drag Along). The Series C Preferred Shareholders will not be required to sell all of their Series C Preferred Shares on the same terms or conditions of a co-sale by a majority shareholder.

K. Right of First Refusal. If any of the Series C Preferred Shareholders wish to sell, transfer or otherwise dispose of any or all of his/her Series C Preferred Shares, the other Series C Preferred Shareholders shall not have a prior right to buy such Series C Preferred Shares.

L. Anti-Takeover Provisions. There are no anti-takeover provisions that may have the effect of delaying or preventing a change in control.

The Company acknowledges and agrees that the New Shares will be issued in an exchange transaction that will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "***Securities Act***"), pursuant to the exemption set forth in Section 3(a)(9) thereof. Consequently, the Company acknowledges and agrees that the period during which YP holds the New Shares may, for purposes of Rule 144 promulgated under the Securities Act, be "tacked" to the period during which YP held the shares of Common Stock surrendered to the Company in such exchange transaction. In addition, the Company acknowledges and agrees that, if YP converts the New Shares into shares of the Company's Common Stock, the period during which YP held the New Shares may, for purposes of Rule 144 promulgated under the Securities Act, be "tacked" to the period during which YP holds the shares of Common Stock received upon such conversion..

Reset provision. If the closing bid price per share of the Company's Common Stock (as reported by OTC Markets Group Inc. in its "OTCPink" marketplace or, if not reported in such marketplace, then in any other applicable marketplace of OTC Markets Group Inc.) is at any time after the closing of the exchange contemplated by this letter agreement (the "***Closing***") less than $1.00 for a period of five consecutive trading days (the "***Reset Event***"), then YP shall have the one-time right, exercisable by YP in its sole and absolute discretion at any time after the occurrence of the Reset Event, to require that the conversion price of the New Shares be reset to that price as is equal to 75% of the average closing bid price per share of the Company's Common Stock (as reported by OTC Markets Group Inc. in its "OTCPink" marketplace or, if not reported in such marketplace, then in any other applicable marketplace of OTC Markets Group Inc.) for the five consecutive trading days immediately preceding the date that YP first notifies the Company that it wishes to convert some or all of the New Shares into shares of Common Stock. The reset shall not be available if the proceeds of the sale of converted common shares equals or exceeds $750,000.

Once proceeds of the sale of converted common shares equals or exceeds $1,000,000, any unconverted preferred shares shall be returned to the Company for retirement.

Leak-out provision. A large block of preferred share may be converted to common shares, however, the converted common shares shall be subject to a leak-out agreement. The leak-out will provide that not more than 50,000 common shares may be sold by YP in any one month.

Irrevocable transfer instructions. Irrevocable transfer instructions shall be provided to the Transfer Agent to provide for the prompt conversion of the preferred shares and the acceptance of an outside legal opinion relating to the resale of the common shares.

The Company hereby represents and warrants to YP as follows: (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; (b) the Company is not in violation of or in default under its charter documents or any material judgment, order, writ, decree, statute, rule, or regulation that is applicable to the Company or any material mortgage, indenture, agreement, instrument, or contract to which the Company is a party; (c) all corporate action on the part of the Company, its directors and stockholders necessary for the authorization, issuance and delivery to YP of the New Shares has been taken; (d) the Company will take all corporate action necessary to ensure the shares of Common Stock issuable upon conversion of the New Shares will, upon issuance, be duly authorized, validly issued and fully paid in accordance with the charter documents of the Company; (e) this letter agreement, when executed and delivered by the Company, shall constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; (f) the execution and delivery by this letter agreement does not violate any material judgment, order, decree, statute, rule, or regulation applicable to the Company or violate any mortgage, indenture, agreement, instrument, or contract to which the Company is a party; (g) the issuance of the New Shares to YP will be exempt from the registration requirements of the Securities Act pursuant to the exemption set forth in Section 3(a)(9) thereof; and (h) neither the Company nor YP is or will be required to comply with Rule 13e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "***Exchange Act***"), or any other "tender offer" rule promulgated under the Exchange Act or the Securities Act in connection with the exchange transaction in which the New Shares will be issued to YP.

The obligation of YP to close the exchange transaction contemplated by this letter agreement is subject to the satisfaction or written waiver by YP of all of the following conditions (which conditions are for YP's sole benefit and may be waived in writing by YP at any time in its sole discretion): (a) the Closing shall have occurred 45 days from time the reverse documentation is filed and at the time all conditions have been satisfied and all governing bodies such as the SEC and FINRA have approved in writing the restructuring plan of the Company. The filings to the governing bodies will have been completed and filed by September 15th, 2015. (b) the Company shall have effected a 1 for 4,000 reverse stock split of its Common Stock; (c) each of the representations and warranties of the Company in this letter agreement shall be true and correct in all material respects as of the Closing; (d) the Company shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this letter agreement to be performed, satisfied or complied with by the Company at or prior to the Closing; (e) all of the agreements and other documents required for the Closing (including, without limitation, the Certificate of Designation for the Series C Preferred Stock, and the irrevocable transfer instructions described above) shall be in form and substance satisfactory to YP and its legal counsel in their sole and absolute discretion; (f) each of the Company's officers, directors and 5% or more beneficial holders of its Common Stock, as well as all other person and entities who are

contemporaneously effecting securities exchanges with the Company, shall have executed and entered into leak-out agreements substantially similar to that which the Company expects YP to execute and enter into; (g) the Company is obligated to pay YP the sum of $10,000 45 days from the time the 1-4000 reverse has been accepted by the governing bodies. This sum is to reimburse YP for the legal fees and expenses incurred by YP in connection with the transactions contemplated by this letter agreement; and (h) the Company shall have executed, acknowledged, and delivered to YP all such further documents and instruments, and shall have taken such other action, as YP may have reasonably requested in order to carry out the transactions contemplated by this letter agreement.

THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS LETTER AGREEMENT AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS LETTER AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS AND DECISIONS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS. The Company (a) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Dallas County, Texas, for the purposes of any suit, action or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby, and (b) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.

MEDIJANE HOLDINGS INC.

By: ______________________________

Lewis "Spike" Humer, Interim Chief Executive Officer

The undersigned hereby accepts the exchange offer described above under the terms and conditions described in this letter agreement above:

YP HOLDINGS, LLC

By: ______________________________

Michael W. Yurkowsky, Manager